Seneca Foods Reports Earnings of $17.7 Million or $1.45 per Diluted Share for Fiscal Year 2011

MARION, N.Y. May 26, 2011 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported that net earnings for the fiscal year ended March 31, 2011 decreased 63.5% to $17.7 million, or $1.45 per diluted share, compared to $48.4 million, or $3.96 per diluted share, in the fiscal year ended March 31, 2010.  Net sales for the fiscal year ended March 31, 2011 decreased from the fiscal year ended March 31, 2010 by 6.7%, to $1,194.6 million.  The decrease is attributable to decreased selling prices and a less favorable sales mix of $59.2 million and lower sales volume of $26.3 million.

Net sales for the fourth quarter ended March 31, 2011 decreased from the fourth  quarter ended March 31, 2010 by 9.4%, to $253.0 million.  The decrease is attributable to decreased selling prices and a less favorable sales mix of $10.6 million and less sales volume of $15.8 million   Net loss for the fiscal fourth quarter of 2011 was $1.9 million, or $0.15 per diluted share, compared to net earnings of $6.3 million, or $0.51 per diluted share, in the fiscal fourth quarter of 2010.

“The lower sales in the fourth quarter come from a combination of lower selling prices and a later  Easter, which delayed holiday sales into April.” said Kraig H. Kayser, President and CEO. “The loss in the quarter was due to the continuing impact on margins of the inventory overhang in the market as the company promoted heavily to move excess product.  While we are making progress in getting our inventories in line with historic norms, it will take some time to get margins back to improved levels, especially in our fruit business where the oversupply situation has been particularly dramatic.”

On August 6, 2010, the Company completed its acquisition of 100% of the partnership interest of Lebanon Valley Cold Storage, LP and the assets of Unilink, LLC (collectively “Lebanon”) from Pennsylvania Food Group, LLC and related entities. Pre-tax results for the fiscal year include a $0.7 million gain as a result of the estimated fair market value of the assets acquired exceeding the purchase price for the Lebanon acquisition.

During the second quarter of fiscal 2011, the Company implemented workforce reductions, at its plants in Buhl, Idaho and Mayville, Wisconsin and certain other locations that resulted in a restructuring charge of $1.4 million for severance costs.

Earnings Conference Call and Webcast
The Company will host a conference call to discuss fourth quarter fiscal year 2011 financial results tomorrow at 10:00 AM EDT.  The conference call can be accessed live over the phone by dialing (866) 961-1484 (conference ID 1532020). If you are unable to listen to the live conference call, a replay will be available on Monday, May 30, 2011, please visit www.senecafoods.com and click on "Company Profile" and then "Investor Information". This replay will be available for two weeks.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, Seneca Farms, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.  SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2011		March 31, 2010
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net (loss) earnings, as reported:	$(1.9)	$(0.15)	$6.3	$0.51

LIFO credit, after tax at statutory federal rate	(0.6)	(0.05)	(1.4)	(0.11)

Net (loss) earnings, excluding LIFO impact	$(2.5)	$(0.20)	$4.9	$0.40

Diluted weighted average common shares outstanding (in thousands)		11,808		10,747

	Year Ended
	March 31, 2011		March 31, 2010
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$17.7	$1.45	$48.4	$3.96

LIFO (credit) charge, after tax at statutory federal rate	(5.1)	(0.42)	7.3	0.60

Net earnings, excluding LIFO impact	$12.6	$1.03	$55.7	$4.56

Diluted weighted average common shares outstanding (in thousands)		11,636		9,957

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2011	March 31, 2010
	(In thousands)

Net earnings	$17,671	$48,411
Interest expense, net of interest income	8,827	9,638
Income taxes	5,796	26,949
Depreciation and amortization	22,581	22,415
Interest amortization	(486)	(698)
EBITDA	54,389	106,715
LIFO (credit) charge	(7,852)	11,242
FIFO EBITDA	$46,537	$117,957

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Roland E. Breunig, Chief Financial Officer
608-757-6000

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended March 31, 2011 and 2010
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2011	Fiscal 2010	Fiscal 2011	Fiscal 2010

Net sales	$252,972	$279,350	$1,194,612	$1,280,110

Plant restructuring expense (note 3)	$34	$-	$1,354	$-

Other operating (income) expense, net (note 4)	$(40)	$213	$(844)	$156

Operating (loss) income (notes 1 and 2)	$(1,109)	$10,961	$32,294	$84,998
Interest expense, net	2,237	2,449	8,827	9,638
(Loss) earnings before income taxes	$(3,346)	$8,512	$23,467	$75,360

Income taxes (benefit) expense (note 5)	(1,469)	2,218	5,796	26,949

Net (loss) earnings	$(1,877)	$6,294	$17,671	$48,411

(Loss) earnings attributable to common stock (note 6)	$(1,819)	$5,528	$16,797	$39,392

Basic (loss) earnings per share	$(0.15)	$0.52	$1.45	$3.98

Diluted (loss) earnings per share	$(0.15)	$0.51	$1.45	$3.96

Weighted average shares outstanding basic	11,735,631	10,677,364	11,563,956	9,887,267

Weighted average shares outstanding diluted	11,807,700	10,747,479	11,636,025	9,957,382

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results was to increase operating earnings by $962,000 and
$2,154,000 for the three month periods ended March 31, 2011 and 2010, respectively.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to increase operating earnings by $7,852,000 for the twelve month period ended March 31, 2011 and reduce operating earnings by $11,242,000, for the twelve month period ended March 31, 2010.
Note 3: The three and twelve month periods ended March 31, 2011 include a restructuring charge for severance costs of $34,000 and $1,354,000, respectively.
Note 4: Other income for the current year of $844,000 represents a gain of $736,000 related to the acquisition of Lebanon, a gain from the reversal of an environmental reserve of $250,000 and a net loss of $142,000 on the sale of unused fixed assets.
Other expense for the prior year of $156,000 principally represents a net loss on the sale of unused fixed assets.
Note 5: The twelve month period includes a tax benefit of $1,519,000 mostly related to the settlement of an audit of fiscal years 2006, 2007, and 2008 with the Internal Revenue Service.
Note 6: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,150,177 as of
March 31, 2011.

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